www.genpt.com
News Release

February 18, 2025

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Fourth Quarter and Full-Year 2024 Results

Declares Dividend Increase for 69th Consecutive Year
Provides 2025 Outlook

Fourth Quarter 2024 Highlights
•Sales of $5.8 billion
•Diluted EPS of $0.96
•Adjusted Diluted EPS of $1.61

Full-Year 2024 Highlights
•Sales of $23.5 billion
•Diluted EPS of $6.47
•Adjusted Diluted EPS of $8.16
•Cash from Operations of $1.3 billion; Free Cash Flow of $684 million
•Returned $705 million to Shareholders via Cash Dividends and Share Repurchases

2025 Outlook
•Revenue Growth of 2% to 4%
•Adjusted Diluted EPS of $7.75 to $8.25
•Dividend Increase of 3%

ATLANTA - Genuine Parts Company (NYSE: GPC), a leading global service provider of automotive and industrial replacement parts and value-added solutions, announced today its results for the fourth quarter and twelve months ended December 31, 2024.

“I would like to thank our global GPC teammates for their hard work and dedication to serving our customers throughout 2024," said Will Stengel, President and Chief Executive Officer. "While the year presented challenges due to macroeconomic conditions and softer end-market demand, we remained focused on controlling what we could—advancing our strategic initiatives to strengthen the business and effectively managing our operations.”

Fourth Quarter 2024 Results

Sales were $5.8 billion, a 3.3% increase compared to $5.6 billion in the same period of the prior year. The improvement is attributable to a 3.2% benefit from acquisitions, a net 0.6% favorable impact of foreign currency and other, partially offset by a 0.5% decrease in comparable sales. The fourth quarter included one additional selling day in the U.S. versus the same period of the prior year, which positively impacted sales growth by approximately 1.1%.

Gross profit was $2.1 billion, (or 35.9% of sales), an increase of 1.8% compared to gross profit of $2.0 billion (or 36.4% of sales) in the same period of the prior year. During the quarter, the company incurred a charge of $62 million to write down certain existing inventory associated with a new global rebranding and relaunch of a key tool and equipment offering. Adjusting for this charge, adjusted gross profit as a percentage of sales was 36.9%, an increase of 50 basis points from the same period of the prior year.

Net income was $133 million, or $0.96 per diluted earnings per share. This compares to net income of $317 million, or $2.26 per diluted share in the prior year period.

Adjusted net income was $224 million, or $1.61 per diluted earnings per share. Adjusted net income excludes a net expense of $91 million after tax adjustments, or $0.65 per diluted share, which relates to costs associated with the company's global restructuring initiative, the acquisition and integration of independent stores and a charge to write down certain existing inventory associated with a new global rebranding and relaunch of a key tool and equipment offering. This compares to net income of $317 million, or $2.26 per diluted share in the prior year period. Refer to the reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for more information.

Fourth Quarter 2024 Segment Highlights

During the fourth quarter of 2024, the company changed its segment profit measure to segment earnings before interest, taxes, depreciation and amortization ("EBITDA"). The company believes that segment EBITDA and segment EBITDA margin are useful measures because they allow management, analysts, investors, and other interested parties to evaluate the profitability of the company's business operations before the effects of certain net expenses that directly arise from its capital investment decisions (depreciation, amortization), financing decisions (interest) and tax strategies (income taxes). In addition, EBITDA is a metric included in certain long-term incentive compensation plans.

Automotive Parts Group ("Automotive")

Global Automotive sales were $3.7 billion, up 6.1% from the same period in 2023, consisting of a 4.6% benefit from acquisitions, a 1.3% favorable impact of foreign currency and other and a 0.2% increase in comparable sales. The additional selling day in the U.S. positively impacted Global Automotive sales growth by approximately 0.9%. Segment EBITDA of $285 million decreased 6.2%, with segment EBITDA margin of 7.8%, down 100 basis points from the same period of the prior year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.1 billion, down 1.2% from the same period in 2023, consisting of a 1.7% decrease in comparable sales and a 0.3% unfavorable impact of foreign currency, slightly offset by a 0.8% benefit from acquisitions. The additional selling day in the U.S. positively impacted Global Industrial sales growth by approximately 1.5%. Segment EBITDA of $271 million decreased 4.3% with segment EBITDA margin of 12.9%, down 40 basis points from the same period of the prior year.

Full-Year 2024 Results

Sales for the twelve months ended December 31, 2024 were $23.5 billion, up 1.7% from the same period in 2023. Net income for the twelve months was $904 million, or $6.47 per diluted share,

compared to $9.33 per diluted share in 2023. Adjusted net income for 2024 was $1.1 billion, or $8.16 per diluted share, a decrease of 12.5% compared to $9.33 per diluted share in 2023.

Balance Sheet, Cash Flow and Capital Allocation

The company generated cash flow from operations of $1.3 billion for the twelve months of 2024. Net cash used in investing activities was $1.5 billion, including $1.1 billion for acquisitions and $567 million for capital expenditures. The company's investing activities also generated $122 million cash proceeds from the sale of property, plant and equipment. The company used $334 million in cash for financing activities, including $555 million used for quarterly dividends paid to shareholders, $150 million used for stock repurchases and $399 million of net proceeds from debt primarily from the August 7, 2024 Senior Notes offering. Free cash flow was $684 million for the twelve months ending December 31, 2024.
The company ended the quarter and year with $2.0 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $480 million in cash and cash equivalents.

Dividend Declaration

The company's Board of Directors approved a 3% increase in its regular quarterly cash dividend for 2025. This increased the cash dividend payable to an annual rate of $4.12 per share from $4.00 per share in 2024. The quarterly cash dividend of $1.03 per share is payable April 2, 2025 to shareholders of record March 7, 2025. The company has paid a cash dividend every year since going public in 1948, and 2025 marks the 69th consecutive year of increased dividends paid to shareholders.

Global Restructuring

In 2024, the company announced a global restructuring designed to better align the company's assets and further improve the efficiency of the business. Throughout 2024, the efforts progressed as planned, delivering cost savings at the high end of the company’s expectations. During 2025, the company will expand its restructuring efforts and take additional cost actions. It expects to incur additional costs of approximately $150 million to $180 million in 2025, which will continue to be reported as a non-recurring expense. Through these efforts, the company expects to realize approximately $100 million to $125 million of additional savings in 2025. When fully annualized in 2026, the company expects 2024 and 2025 restructuring efforts and cost actions will deliver approximately $200 million of cost savings.

2025 Outlook

In consideration of several factors, the company is establishing full-year 2025 guidance. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in establishing its guidance, which is outlined in the table below.

In addition, the outlook below does not include the previously announced one-time, non-cash charge the company expects to record when its U.S. pension plan termination settles (expected to occur in late 2025 or in early 2026). This one-time, non-cash charge is not included in the 2025 outlook due to the uncertainty regarding when the termination of the plan will ultimately settle. However, to the extent the one-time, non-cash charge is recognized in 2025, diluted earnings per share in the table below will be impacted. The one-time, non-cash charge will not impact adjusted diluted earnings per share. See footnote one below for additional information.

Year Ended 12/31/2025
Total sales growth	2% to 4%
Automotive sales growth	2% to 4%
Industrial sales growth	2% to 4%
Diluted earnings per share(1)	$6.95 to $7.45
Adjusted diluted earnings per share	$7.75 to $8.25
Effective tax rate	Approx. 24%
Net cash provided by operating activities	$1.2 billion to $1.4 billion
Free cash flow	$800 million to $1.0 billion
(1)As noted above, GAAP (as defined below) diluted earnings per share outlook for 2025 does not include the potential impact of the one-time, non-cash charge the company will incur upon settlement of its U.S. pension plan termination given the timing uncertainty. The pension plan settlement process involves several regulatory steps and approvals. Subject to completion of these steps and approvals, settlement is expected between late 2025 and early 2026. The one-time, non-cash charge to be recognized at settlement will be equal to the actuarial losses accumulated in accumulated other comprehensive income, which totaled approximately $735 million ($540 million, net of tax) as of December 31, 2024. The actual amount of the settlement charges will depend on the valuation of the pension obligation at the settlement date, which is dependent upon interest rates, the lump sum election rate, the cost to purchase annuities, U.S. pension plan asset returns, and other factors. Additional information can be found in the Employee Benefits Plans footnote to the company’s consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2024. In addition, given the bespoke nature of the one-time, non-cash charge, which is not representative of the company’s continuing operations, non-GAAP adjusted diluted earnings per share will exclude the impact of the one-time, non-cash charge.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted net income per common share and free cash flow. The company believes that the presentation of adjusted net income, adjusted diluted net income per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the company's core operations. The company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. For example, for the three and twelve months ended December 31, 2024, certain of the non-GAAP metrics contained herein exclude costs relating to our global restructuring initiative and acquisition of Motor Parts & Equipment Corporation, which are one-time events that do not recur in the ordinary course of our business. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the company’s core operations. The company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. Our calculation of comparable sales is computed using total business days for the period. The company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the company’s investor relations website. The call is also available by dialing 800-836-8184. A replay of the call will be available on the company’s website or toll-free at 888-660-6345 conference ID 95562#, two hours after completion of the call.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service provider of automotive and industrial replacement parts and value-added solutions. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 63,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President- Global Strategic Communications

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the coming year and our expectations regarding our ability to capitalize on these business and economic trends; our full-year 2025 outlook and our ability to successfully execute on our strategic priorities, including our global restructuring initiative and the settling of our U.S. pension plan. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, persistent inflationary or deflationary pressures, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine, the conflict in the Gaza strip and other unrest in the Middle East; volatility in oil prices; significant costs, such as elevated fuel and freight expenses; public health emergencies, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; changes in fiscal and regulatory priorities as a result of the outcome of the 2024 U.S. election; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems; the success of our global restructuring efforts and the annualized cost savings arising therefrom; the timing of settling our U.S. pension plan termination and the corresponding amount of the one-time, non-cash charge we will incur in connection therewith, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$5,770,173	$5,585,884	$23,486,569	$23,090,610
Cost of goods sold	3,699,957	3,552,597	14,962,954	14,799,938
Gross profit	2,070,216	2,033,287	8,523,615	8,290,672
Operating expenses:
Selling, administrative and other expenses	1,698,117	1,522,447	6,642,900	6,167,143
Depreciation and amortization	112,130	88,581	407,978	350,529
Provision for doubtful accounts	10,993	3,569	30,001	25,947
Restructuring and other costs	59,695	—	213,520	—
Total operating expenses	1,880,935	1,614,597	7,294,399	6,543,619
Non-operating expenses (income):
Interest expense, net	29,398	15,323	96,827	64,469
Other	(7,110)	(15,426)	(43,579)	(59,764)
Total non-operating expenses (income)	22,288	(103)	53,248	4,705
Income before income taxes	166,993	418,793	1,175,968	1,742,348
Income taxes	33,937	101,918	271,892	425,824
Net income	$133,056	$316,875	$904,076	$1,316,524
Dividends declared per common share	$1.000	$0.950	$4.000	$3.800
Basic earnings per share	$0.96	$2.27	$6.49	$9.38
Diluted earnings per share	$0.96	$2.26	$6.47	$9.33

Weighted average common shares outstanding	138,858	139,766	139,208	140,367
Dilutive effect of stock options and non-vested restricted stock awards	414	593	462	667
Weighted average common shares outstanding — assuming dilution	139,272	140,359	139,670	141,034

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

The following table presents a reconciliation from EBITDA to net income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Segment EBITDA:
Automotive	$284,844	$303,680	$1,283,531	$1,339,134
Industrial	270,954	282,981	1,102,188	1,132,921
Corporate EBITDA (1)	(121,911)	(63,964)	(389,217)	(314,709)
Interest expense, net	(29,398)	(15,323)	(96,827)	(64,469)
Depreciation and amortization	(112,130)	(88,581)	(407,978)	(350,529)
Other unallocated costs	(125,366)	—	(315,729)	—
Income before income taxes	166,993	418,793	1,175,968	1,742,348
Income taxes	33,937	101,918	271,892	425,824
Net income	$133,056	$316,875	$904,076	$1,316,524
(1)Corporate EBITDA consists of costs related to our Corporate headquarter’s broad support to our business units and other costs that are managed centrally and not allocated to business segments. These include personnel and other costs for company-wide functions such as executive leadership, human resources, technology, cybersecurity, legal, corporate finance, internal audit, and risk management, as well as product liability costs and A/R Sales Agreement fees.
The following table presents a summary of the other unallocated costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Other unallocated costs:
Restructuring and other costs (2)	$(59,695)	$—	$(221,007)	$—
Acquisition and integration related costs and other (3)	(4,075)	—	(33,126)	—
Inventory rebranding strategic initiative (4)	(61,596)	—	(61,596)	—
Total other unallocated costs	$(125,366)	$—	$(315,729)	$—
(2)Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. and rationalization and optimization of certain distribution centers, stores and other facilities, including related inventory liquidations costs. The inventory liquidation costs, recognized in costs of goods sold, total $7 million and arise from facility closures.
(3)Amount primarily reflects ongoing acquisition and integration costs related to the acquisitions of MPEC in April 2024 and Walker in July 2024, including professional services costs, personnel costs, and lease and other exit costs.
(4)Adjustment reflects a charge to write down certain existing inventory associated with a new global rebranding and relaunch of a key tool and equipment offering. The existing inventory that will be liquidated is comprised of otherwise saleable inventory, and the liquidation does not arise from our normal, recurring operational activities.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(in thousands, except share and per share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$479,991	$1,102,007
Trade accounts receivable, net	2,182,856	2,223,431
Merchandise inventories, net	5,514,427	4,676,686
Prepaid expenses and other current assets	1,675,310	1,603,728
Total current assets	9,852,584	9,605,852
Goodwill	2,897,270	2,734,681
Other intangible assets, net	1,799,031	1,792,913
Property, plant and equipment, net	1,950,760	1,616,785
Operating lease assets	1,769,720	1,268,742
Other assets	1,013,340	949,481
Total assets	$19,282,705	$17,968,454

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,923,684	$5,499,536
Current portion of debt	541,705	355,298
Other current liabilities	1,925,636	1,839,640
Dividends payable	134,355	132,635
Total current liabilities	8,525,380	7,827,109
Long-term debt	3,742,640	3,550,930
Operating lease liabilities	1,458,391	979,938
Pension and other post-retirement benefit liabilities	218,629	219,644
Deferred tax liabilities	441,705	437,674
Other long-term liabilities	544,109	536,174
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share — authorized 450,000,000 shares; issued and outstanding — 2024 — 138,779,664 shares and 2023 — 139,567,071 shares	138,780	139,567
Additional paid-in capital	196,532	173,025
Accumulated other comprehensive loss	(1,261,743)	(976,872)
Retained earnings	5,263,838	5,065,327
Total parent equity	4,337,407	4,401,047
Noncontrolling interests in subsidiaries	14,444	15,938
Total equity	4,351,851	4,416,985
Total liabilities and equity	$19,282,705	$17,968,454

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2024	2023
Operating activities:
Net income	$904,076	$1,316,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	407,978	350,529
Deferred income taxes	(18,598)	42,114
Share-based compensation	40,693	57,226
Gain on sale of real estate	(43,049)	—
Other operating activities	47,473	(41,626)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(50,939)	31,989
Merchandise inventories, net	(440,549)	(69,148)
Trade accounts payable	512,347	2,038
Operating lease right-of-use asset	634,448	344,580
Other current and noncurrent assets	(122,864)	(168,742)
Operating lease current and noncurrent liabilities	(662,641)	(355,335)
Other current and noncurrent liabilities	42,876	(74,539)
Net cash provided by operating activities	1,251,251	1,435,610
Investing activities:
Purchases of property, plant and equipment	(567,339)	(512,675)
Proceeds from sale of property, plant and equipment	122,432	25,099
Acquisitions of businesses	(1,080,238)	(306,881)
Proceeds from divestitures of businesses	1,631	10,754
Proceeds from sale of investment	—	80,482
Proceeds from settlement of net investment hedge	15,990	—
Other investing activities	—	(2,571)
Net cash used in investing activities	(1,507,524)	(705,792)
Financing activities:
Proceeds from debt	895,299	3,769,132
Payments on debt	(496,156)	(3,237,959)
Shares issued from employee incentive plans	(16,888)	(24,145)
Dividends paid	(554,931)	(526,674)
Purchase of stock	(149,999)	(261,473)
Other financing activities	(11,261)	(11,042)
Net cash used in financing activities	(333,936)	(292,161)
Effect of exchange rate changes on cash and cash equivalents	(31,807)	10,887
Net (decrease) increase in cash and cash equivalents	(622,016)	448,544
Cash and cash equivalents at beginning of year	1,102,007	653,463
Cash and cash equivalents at end of year	$479,991	$1,102,007

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$264,625	$366,270
Interest	$124,977	$90,405

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)
The table below represents a reconciliation from GAAP net income to adjusted net income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
GAAP net income	$133,056	$316,875	$904,076	$1,316,524

Adjustments:
Restructuring and other costs (1)	59,695	—	221,007	—
Acquisition and integration related costs and other (2)	4,075	—	33,126	—
Inventory rebranding strategic initiative (3)	61,596	—	61,596	—
Total adjustments	125,366	—	315,729	—
Tax impact of adjustments (4)	(34,053)	—	(79,964)	—
Adjusted net income	$224,369	$316,875	$1,139,841	$1,316,524
The table below represents amounts per common share assuming dilution:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
GAAP diluted net income per common share	$0.96	$2.26	$6.47	$9.33

Adjustments:
Restructuring and other costs (1)	0.43	—	1.58	—
Acquisition and integration related costs and other (2)	0.03	—	0.24	—
Inventory rebranding strategic initiative (3)	0.44	—	0.44	—
Total adjustments	0.90	—	2.26	—
Tax impact of adjustments (4)	(0.25)	—	(0.57)	—
Adjusted diluted net income per common share	$1.61	$2.26	$8.16	$9.33
Weighted average common shares outstanding - assuming dilution	139,272	140,359	139,670	141,034
The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Cost of goods sold	$61,596	$—	$69,083	$—
Selling, administrative and other expenses	4,075	—	33,126	—
Restructuring and other costs	59,695	—	213,520	—
Total adjustments	$125,366	$—	$315,729	$—

(1)Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. and rationalization and optimization of certain distribution centers, stores and other facilities, including related inventory liquidations costs. The inventory liquidation costs, recognized in costs of goods sold, total $7 million and arise from facility closures.

(2)Amount primarily reflects ongoing acquisition and integration costs related to the acquisitions of MPEC in April 2024 and Walker in July 2024, including professional services costs, personnel costs, and lease and other exit costs.
(3)Adjustment reflects a charge to write down certain existing inventory associated with a new global rebranding and relaunch of a key tool and equipment offering. The existing inventory that will be liquidated is comprised of otherwise saleable inventory, and the liquidation does not arise from our normal, recurring operational activities.
(4)We determine the tax effect of non-GAAP adjustments by considering the tax laws and statutory income tax rates applicable in the tax jurisdictions of the underlying non-GAAP adjustments, including any related valuation allowances. For the year ended December 31, 2024, we applied the statutory income tax rates to the taxable portion of all of our adjustments, which resulted in a tax impact of $80 million. A portion of our transaction costs included in our non-GAAP adjustments for the year ended December 31, 2024 were not deductible for income tax purposes; therefore, no statutory income tax rate was applied to such costs.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended December 31, 2024
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	0.2%	4.6%	—%	1.3%	6.1%
Industrial	(1.7)%	0.8%	(0.3)%	—%	(1.2)%
Total net sales	(0.5)%	3.2%	(0.1)%	0.7%	3.3%

	Twelve Months Ended December 31, 2024
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	—%	3.7%	0.1%	(0.1)%	3.7%
Industrial	(2.1)%	0.8%	(0.1)%	—%	(1.4)%
Total net sales	(0.8)%	2.6%	—%	(0.1)%	1.7%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$1,251,251	$1,435,610
Purchases of property, plant and equipment	(567,339)	(512,675)
Free cash flow	$683,912	$922,935